UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person

Reichenstein Victor
800 Brickell Ave., Suite 1250
Miami, Florida 33131

2. Date of Event Requiring Statement (Month/Day/Year)

   11/06/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   eNote.com Inc.-ENOTE

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
   (Instr. 4)                              |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |   (Instr. 5)                                  |
                                           |   Owned (Instr. 4)   |   Indirect(I)  |                                               |
                                           |                      |   (Instr. 5)   |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common stock, par value $.01 per share     |  120,000             |    D(1)        |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|

* If form is filed by more than one reporting person, see Instruction 5(b)(v).                                               (Over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.        SEC 1473 (7-96)


Form 3 (continued) Table II - Derivative Securitites Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)
-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount of  |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  Securities Underlying|         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities (Instr.4) |         |exercise  |Form of      |   (Instr. 5)              |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
                        |         |         |                       |         |          |(Instr. 5)   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
1982 Non-Qualified      |                   |                       |         |          |             |                           |
Stock Options(2)        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |                   |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

  (1) Mr. Reichenstein shares beneficial ownership with his wife.
  (2) Mr.  Reichenstein  believes he has certain options under the 1982 NonQualified  Stock Option Plan adopted when the Company was known as Webcor  Electronics,  Inc. The Company has informed Mr. Reichenstein that it has no knowledge of these options but is investigating the existence of such options.

**  Intentional misstatements or omissions of facts constitute Federal       /s/ Victor Reichenstein                 11/15/99
    Criminal Violations.                                                     --------------------------------       -----------
    See 18 U.S.C. 1001 and 15 U.S. C. 78ff(a).                               ** Signature of Reporting Person           Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Page 2 of 2